Exhibits 5.2, 8.2 and 23.2

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

August 27, 2018

Wells Fargo Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina 28202

Re:	Wells Fargo Commercial Mortgage Securities, Inc. Commercial Mortgage Pass-Through Certificates Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel to Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation (the “Registrant”), in connection with the preparation of the Registrant’s registration statement on Form SF-3 (the “Registration Statement”) relating to the issuance from time to time of the Registrant’s commercial mortgage pass-through certificates (the “Certificates”) in one or more series (each, a “Series”). The Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). As described in the Registration Statement, the Certificates of each Series will be issued, and will evidence interests in a trust fund established, under a separate pooling and servicing agreement (a “Pooling and Servicing Agreement”) between the Registrant, a master servicer, a special servicer, a trustee, an asset representations reviewer and (if applicable) one or more additional parties identified in the prospectus relating to such Series (the related “Prospectus”).

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein that were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Registrant and others.

In rendering this opinion, we have further assumed that: (i) the Pooling and Servicing Agreement with respect to each Series of Certificates is executed and delivered substantially in the form to be filed as an exhibit to the Registration Statement; and (ii) the transactions contemplated to occur under the Registration Statement, the related Prospectus with respect to each Series of Certificates and the related Pooling and Servicing Agreement with respect to each Series of Certificates in fact occur in accordance with the respective terms thereof.

Based upon and subject to the foregoing, we are of the opinion that—

A.       When (i) the Registration Statement has become effective, (ii) the issuance and principal terms of any Series of Certificates have been duly authorized by all necessary action by the Registrant, (iii) the Pooling and Servicing Agreement relating to such Series has been duly authorized by all necessary action and executed and delivered by or on behalf of each party thereto, and (iv) the Certificates of such Series have been duly executed, authenticated and delivered in accordance with the terms and conditions of the Pooling and Servicing Agreement relating to such Series and sold in the manner described in the Registration Statement, in any amendment thereto, and in the Prospectus relating to such Series, then the Certificates of such Series will be legally and validly issued and outstanding, fully paid and non-assessable.

B.       The description set forth under the caption “Material Federal Income Tax Considerations” in the Registration Statement, although it does not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986 (the “Code”)), otherwise correctly describes the material aspects of the federal income tax treatment of an investment in a Series of Certificates commonly applicable to investors that are U.S. Persons (as defined in the Registration Statement) and, where expressly indicated therein, to investors that are not U.S. Persons. We also hereby confirm the opinion expressly set forth under such caption as our opinion.

The opinion set forth in paragraph B above is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. The opinion set forth in paragraph B above is rendered as of the date hereof and is based on the current provisions of the Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change can apply retroactively and modify the legal conclusions upon which such opinion is based. This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the captions

“Legal Matters” and “Material Federal Income Tax Considerations” in the Registration Statement and in the Prospectus relating to each Series of Certificates with respect to which we act as counsel to the Registrant. In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

We express no opinion as to any laws other than the federal laws of the United States of America and the laws of the State of New York. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Registrant.

Very truly yours,

/s/ Sidley Austin LLP